Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-118775 on Form S-8 of our report dated March 15, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payments, and Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation) appearing in this Annual Report on Form 10-K of ViewSonic Corporation for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP
Los Angeles, California
March 15, 2007